Exhibit 99(a)<?xml:namespace prefix = o ns = "urn:schemas-microsoft-com:office:office" />

ESCROW AGREEMENT

STATE OF NEVADA

COUNTY OF CLARK

This escrow agreement is executed on the 31st day of May 2007 and is between MARVIN’S PLACE, INC. (the “Issuer”) and Randall Henderson, Esq. (the “Escrow Agent”).

WHEREAS, the Issuer proposes to offer on a best efforts basis (the “Offer”), a minimum of $20,000.00 (the “Minimum Offering”) and $75,000.00 “Maximum Offering”) of the Issuer’s Common Stock (the “Security”) in to prospective Investors, in several transactions and the parties have agreed that Escrow Agent shall hold all certificates representing said securities until the Minimum Offering has been achieved and been paid to the Escrow Agent who shall then hold the securities and the funds received until all prerequisites and conditions to disbursement have occurred, and

WHEREAS, Investor funds will be deposited in Escrow Agent’s Escrow Account (“Escrow Account”),

NOW, therefore, the parties to this agreement, in reliance upon the covenants and promises of each other, mutually agree to the following terms and conditions, which shall regulate the use of the funds placed in this account.

1.     All funds received from the Investor’s shall promptly be deposited in the Escrow Account.  All proceeds shall be payable to Randall Henderson, Esq. Trust Account fbo Marvin’s Place, Inc.  The Escrow Agent shall not be required to accept for deposit into the Escrow Account any funds which are not accompanied by the appropriate Subscription Information.

2.     If the Minimum Offering is not achieved, the funds received from Investor’s and deposited in the Escrow Account shall be refunded.

3.     Upon the receipt of the funds amounting to the Minimum Offering, the Escrow Agent shall disburse such funds to the Issuer and disburse the Securities purchased as instructed to the parties designated by the Investors for receipt.  Escrow agent shall receive a fee of five hundred ($500.00) dollars in the event the Minimum Offering is achieved, to be paid by the Issuer from the Escrow Account along with any applicable bank charges.

4.     Escrow Agent shall continue to receive such funds and perform such disbursements until either the Maximum Offering is achieved or a period of 90 days from the beginning of the Offer, whichever event occurs first.  Thereafter this agreement shall terminate.

5.     Other than establishing and maintaining this Escrow Account and complying with agreement, the Escrow Agent shall have no further liability or responsibility.

6.     The fact that the Escrow Agent has agreed to perform the limited function of Escrow Agent stated in this agreement does not mean that the agent has passed upon the merits of, or recommended, or given advice to any person regarding the business or legal merits of, the Offering of Securities contemplated in this agreement.

7.     The agent’s name shall not be used in any way that may imply an association with any of the parties to this agreement other than that of Escrow Agent.

8.     In the event of any reasonable uncertainty or any dispute with respect to the proper disposition of the funds, the Escrow Agent may interplead the funds into the registry of the court and recover his reasonable attorney’s fees from the parties to this agreement.  The parties hereto agree and acknowledge that the Escrow Agent’s attorney fees and expenses may be taken out of the funds that were placed in the registry of the court and the parties grant the Escrow Agent a security interest and lien on the funds to secure his costs in the event the funds are interpleaded into the court.

9.     This Agreement is entered into for the express benefit of the Issuer.

10.  The laws of the State of Nevada shall apply to this agreement.

THEREFORE, the parties to this agreement intending to be legally bound have executed this document on the date set forth above.

                /Signed/ Randall Henderson

Randall Henderson, Esq., Escrow Agent

                /Signed/ Chong Kim

Chong Kim, President

Marvin’s Place, Inc.